B110421211	Exhibit 3.21
Page 1

Registration number:	556634-3660

Date of registration:	2002-10-24

Company name:	CHC Sweden AB

Address:	EkonomSupport AB, Marcus Orbelius Tallkrogsplan 93 122 60 ENSKEDE
Registered office:	Stockholm
Share capital:	EUR 32 677.96

The company is registered as a private limited liability company

BOARD MEMBERS

480725	Bakker, Jacob Daniel, Bergmolen 7, 2661 LJ, BERGSCHENHOEK, NEDERLÄNDERNA

DEPUTY BOARD MEMBERS

710626	van den Heuvel, Cees Johan, Kerkplein 7, 3633BG VREELAND, NEDERLÄNDERNA

PERSON AUTHORIZED TO RECEIVE SERVICE OF PROCESS

540305-0197	Orbelius, Marcus Rune, Tallkrogsplan 93, 122 60 ENSKEDE

AUDITORS

556053-5873	Ernst & Young Aktiebolag, Box 7850, 103 99 STOCKHOLM Represented by: 640429-9494

PRINCIPALLY RESPONSIBLE AUDITOR

640429-9494	Hedström, Per Ragnar Johannes, c/o Ernst & Young AB, Box 7855, 103 55 STOCKHOLM

SIGNATORY POWER

The board of directors is entitled to sign on behalf of the company.

FINANCIAL YEAR

Registered financial year: 0501 - 0430
Latest annual report submitted covers financial
period 20090501-20100430

DATE OF REGISTRATION OF CURRENT AND PREVIOUS COMPANY NAMES

2004-02-05 CHC Sweden AB
CONTD.

B110421211		Page 2

Registration number:	556634-3660
Date of registration:	2002-10-24
Company name:	CHC Sweden AB
2002-10-24 Stiftaren 7747 Aktiebolag
SUNDSVALL 2011-12-07
Ex officio

Anna-Karin Östin